Exhibit 99

NEWS RELEASE

CONTACT:
Bob Aronson
Vice President, Investor Relations
800-579-2302
(baronson@stagestores.com)

FOR IMMEDIATE RELEASE

Stage Stores Reports Increases of 4.8% in Total Sales and 1.8% in Comparable Store Sales for September

HOUSTON, TX, October 7, 2010 - Stage Stores, Inc. (NYSE: SSI) today reported that its total sales for the five week September period ended October 2, 2010 increased 4.8% to $118 million from $113 million in the prior year five week period ended October 3, 2009.  Comparable store sales increased 1.8%.

Merchandise categories that achieved comparable store sales increases during September included accessories, cosmetics, footwear, intimates, junior sportswear, men’s, young men’s and petites.  Geographically, the Midwest, Northeast, South Central, Southeast and Southwest regions had comparable store sales gains during the month.

SALES SUMMARY

	Comparable Store Sales Trend		Total Sales
	% Increase (Decrease)		($ in Millions)
Fiscal Period	2010	2009	2010	2009
1st Quarter	(0.6)	(9.0)	340	333
2nd Quarter	(1.6)	(10.7)	345	342
August	0.5	(9.5)	114	111
September	1.8	(5.6)	118	113
Quarter-To-Date	1.2	(7.6)	232	224
Year-To-Date (8 Mos)	(0.6)	(9.3)	917	899

Andy Hall, President and Chief Executive Officer, commented, “We are pleased with our start to the fall season. September represents the fifth month of sequentially improving comparable store sales. Our Texas and Louisiana business continues to improve and generated positive comparable store sales results in September.”

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Stage Stores Reports
Increases in Total and
Comparable Store Sales
For September
Page – 2

Store Activity
The Company opened nine new Goody’s stores and one new Bealls store during September.  New Goody’s stores were opened in Albemarle and Kinston, NC; Bedford, Greensburg and Seymour, IN; Middlesboro, KY; St. Mary’s, GA; Athens, OH; and Clinton, MO.  A new Bealls store was opened in Hermiston, OR.  The Company also closed its store in Woodbridge, VA.

The Company plans to open two additional Goody’s stores in October.

About Stage Stores
Stage Stores, Inc. brings nationally recognized brand name apparel, accessories, cosmetics and footwear for the entire family to small and mid-size towns and communities through 786 stores located in 39 states.  The Company operates its stores under the five names of Bealls, Goody’s, Palais Royal, Peebles and Stage.  For more information about Stage Stores, visit the Company’s web site at www.stagestoresinc.com.

Caution Concerning Forward-Looking Statements
This document contains “forward-looking statements”. Forward-looking statements reflect our expectations regarding future events and operating performance and often contain words such as "believe", "expect", "may", "will", "should", "could", "anticipate", "plan" or similar words.  In this document, forward-looking statements include comments regarding the number of new stores that the Company plans to open during October.  Forward-looking statements are subject to a number of risks and uncertainties which could cause actual results to differ materially from those anticipated by the forward-looking statements.  These risks and uncertainties include, but are not limited to, those in our Annual Report on Form 10-K as filed with the Securities and Exchange Commission (the "SEC") on March 30, 2010, and other factors as may periodically be described in our other filings with the SEC.  Forward-looking statements speak only as of the date of this document.  We do not undertake to update our forward-looking statements.

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